UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

June 18, 2014
Date of Report (Date of earliest event reported)

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-26366	23-2812193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

732 Montgomery Avenue, Narberth, Pennsylvania	19072
(Address of principal executive offices)	(Zip Code)

(610) 668-4700
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 18, 2014, Royal Bancshares of Pennsylvania, Inc. (“Royal”) held its Annual Meeting of Shareholders for which the Board of Directors solicited proxies.  At the Annual Meeting, shareholders of Royal voted on the following proposals described in the Proxy Statement dated May 9, 2014 (the “Proxy Statement”).

The proposals voted on and approved or disapproved by Royal’s shareholders at the Annual Meeting were as follows:

Proposal No. 1.  Royal’s shareholders elected two individuals to serve as Class III directors on the Board of Directors for a term of three years each and until their successors are elected and qualified, as set forth below:

Nominees	For	Withheld	Broker Nonvotes
F. Kevin Tylus	20,609,342	403,341	3,071,634
Michael J. Piracci	20,908,729	103,954	3,071,634

Proposal No. 2.  Royal’s shareholders ratified the appointment of ParenteBeard LLC, as Royal’s independent registered public accounting firm for the year ending December 31, 2014, as set forth below:

Votes For	Votes Against	Abstentions	Broker Nonvotes
24,042,085	27,356	14,876	-0-

Proposal No. 3.  Royal’s shareholders ratified a non-binding proposal to approve the executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) regarding the named executive officers in the Proxy Statement, as set forth below:

Votes For	Votes Against	Abstentions	Broker Nonvotes
20,388,866	581,335	42,482	3,071,634

Item 8.01	Other Events.

On June 20, 2014, the United States Department of Treasury (“Treasury”) announced that it had priced auctions of preferred stock of six institutions, including all of the 30,407 shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, without par value (the “Series A Preferred Stock”), and a liquidation preference of $1,000 per share, issued by Royal to the Treasury in 2009.   The Series A Preferred Stock was priced in the auction at $1,207.11 per share for all 30,407 shares of Series A Preferred Stock outstanding.  As previously disclosed, Royal was a bidder in the auction by Treasury and has been allocated 11,551 shares of Series A Preferred Stock for repurchase at the clearing price of $1,207.11.  Closing for the sale of the Series A Preferred Stock by Treasury, including the repurchase of 11,551 shares of Series A Preferred Stock by Royal, is expected to occur on July 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

Dated: June 23, 2014

	By:	/s/ Michael S. Thompson
Michael S. Thompson
Chief Financial Officer